SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
		    (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
		PURSUANT TO RULE 13d-2(b)
		   (Amendment No. 9)*


               FAMILY DOLLAR STORES, INC.
      -------------------------------------------
                  (Name of Issuer)


              COMMON STOCK, $.10 PAR VALUE
       -------------------------------------------
             (Title of Class of Securities)


                     307000109
            -------------------------------
                   (CUSIP Number)


                 DECEMBER 31, 2003
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)


*	The remainder of this cover page shall be filled out
for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

CUSIP No. 307000109

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1	NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 560906609
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3	SEC USE ONLY
-------------------------------------------------------------

4	CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power: 0

6	Shared Voting Power:   14,568,297

7	Sole Dispositive Power: 0

8	Shared Dispositive Power:   15,072,575

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

        15,075,907
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 8.7%
-------------------------------------------------------------

12	TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     Sole Voting Power: 0

6     Shared Voting Power:   14,566,912

7     Sole Dispositive Power: 0

8     Shared Dispositive Power:   15,071,190

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

        15,074,522
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 8.7%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America, N.A.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:   14,269,261

6     SHARED VOTING POWER:   296,751

7     SOLE DISPOSITIVE POWER:   14,749,148

8     SHARED DISPOSITIVE POWER:   321,142
-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

        15,073,622
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 8.7%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
-------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      Banc of America Advisors, LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:  0

6     SHARED VOTING POWER:  181,393

7     SOLE DISPOSITIVE POWER:  0

8     SHARED DISPOSITIVE POWER:  181,393

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

       181,393
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .1%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
----------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      Banc of America Capital Management, LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:  286,902

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER:  315,102

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      315,102
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .2%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
----------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      NationsBanc Montgomery Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER: 900

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 900

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      900
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .0%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
--------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      Banc of America Securities LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 900

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 900

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      900
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .0%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BD
----------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      NMS SERVICES INC.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER:  1,385

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER:  1,385

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

       1,385
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .0%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: CO
----------------------------------------------------------------

CUSIP No. 307000109

-------------------------------------------------------------

1     NAME OF REPORTING PERSON:

      NMS SERVICES (CAYMAN) INC.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:  1,385

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER:  1,385

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

       1,385
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .0%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: CO
----------------------------------------------------------------

ITEM 1  (a) NAME OF ISSUER:

            Family Dollar Stores, Inc.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            P. O. Box 1017
            10401 Old Monroe Road
            Charlotte, NC  28201-1017


ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation
	    NB Holdings Corporation
            Bank of America, N.A.
	    Banc of America Advisors, LLC
            Banc of America Capital Management, LLC
            NationsBanc Montgomery Holdings Corporation
            Banc of America Securities LLC
	    NMS SERVICES INC.
	    NMS SERVICES (CAYMAN) INC.

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK

        (e) CUSIP NUMBER: 307000109


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-6), which are incorporated herein by reference.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

NB Holdings Corporation
Bank of America, N.A.
Banc of America Advisors, LLC
Banc of America Capital Management, LLC
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC
NMS SERVICES INC.
NMS SERVICES (CAYMAN) INC.

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10 - CERTIFICATION.

By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: February 9, 2004


Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.


BY: /s/ CHARLES BOWMAN
Charles Bowman
Senior Vice President
Compliance Risk Management



Banc of America Capital Management, LLC
Banc of America Advisors, LLC


BY: /s/ MICHAEL BERNADINO
Michael Bernadino as attorney-in-fact pursuant to the power of attorney dated February 14, 2002 attached hereto as exhibit B.



NationsBanc Montgomery Holdings Corporation


BY: /s/ NEIL COTTY
Neil Cotty
Senior Vice President



Banc of America Securities LLC


BY: /s/ WENDY GOETZ
Wendy Goetz
Managing Director



NMS SERVICES INC.
NMS SERVICES (CAYMAN) INC.


BY: /s/ R. KEVIN BEAUREGARD
R. Kevin Beauregard
Vice President

                         EXHIBIT A
                   JOINT FILING AGREEMENT


The undersigned hereby agrees that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: February 9, 2004


Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.


BY: /s/ CHARLES BOWMAN
Charles Bowman
Senior Vice President
Compliance Risk Management



Banc of America Capital Management, LLC
Banc of America Advisors, LLC


BY: /s/ MICHAEL BERNADINO
Michael Bernadino as attorney-in-fact pursuant to the power of attorney dated February 14, 2002 attached hereto as exhibit B.



NationsBanc Montgomery Holdings Corporation


BY: /s/ NEIL COTTY
Neil Cotty
Senior Vice President



Banc of America Securities LLC


BY: /s/ WENDY GOETZ
Wendy Goetz
Managing Director



NMS SERVICES INC.
NMS SERVICES (CAYMAN) INC.


BY: /s/ R. KEVIN BEAUREGARD
R. Kevin Beauregard
Vice President

EXHIBIT B - POWER OF ATTORNEY


	KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Capital Management, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, Banc of America Capital Management, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.


				BANC OF AMERICA CAPITAL MANAGEMENT, LLC



				By: 	/s/ EDWARD D. BEDARD
					      Edward  D. Bedard
					      Managing Director



February 14, 2002

EXHIBIT C - POWER OF ATTORNEY


	KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Advisors, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under
Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

	IN WITNESS WHEREOF, Banc of America Advisors, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

			BANC OF AMERICA ADVISORS, LLC



			By: 	/s/ Edward D Bedard
				      	Edward D. Bedard
				      	Managing Director



February 14, 2002